Exhibit 99.1

Transcript of

Synaptogenix, Inc.

Investor Update

December 14, 2020

Participants

Joshua Silverman - Chairman of the Board of Directors

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Daniel Alkon - President & Chief Science Officer

Presentation

Joshua Silverman - Chairman of the Board of Directors

Good afternoon and thank you for joining the Synaptogenix, Inc. Conference Call. My name is Josh Silverman and I’m the Chairman of Synaptogenix. With me is Chief Executive Officer, Dr. Alan Tuchman; as well as President and Founding Chief Scientific Officer, Dr. Dan Alkon.

I’d like to remind everyone that today’s call is being recorded. A replay of today’s call will be available by using the telephone numbers and conference ID provided in the press release. In addition, a webcast will be accessible live and archived on Synaptogen.com.

Quickly, I’d also like to call your attention to the customary safe harbor disclosure regarding forward-looking information. The conference call today will contain certain forward-looking statements including statements regarding the goals, strategies, beliefs, expectations, and future potential results of Synaptogenix.

Although management believes these statements are reasonable based on estimates, assumption and projections as of today, December 15, 2020, these statements are not a guarantee of future performance. Actual results may differ materially as a result of risks, uncertainties and other factors, including but not limited to, the factors set forth in the company’s filings with the Securities and Exchange Commission.

Synaptogenix undertakes no obligation to update or revise any of these forward-looking statements.

Last week, we announced the successful spin-off of substantially all of the legacy assets and liabilities of Neurotrope. We renamed the company Synaptogenix and our equity shares began trading on the OTC under the new symbol SNPX. We got this name fitting, given the landmark accomplishments our Scientific Founder Dr. Alkon achieved during his decades at the NIH and Rockefeller Neurosciences Institute, specifically regarding synaptogenesis, the restoration of degenerating synaptic connections.

We believe strongly that this synaptogenesis is critical for treating Alzheimer’s disease, as well as other degenerative neurological disorders. The strategic spin-off of Neurotrope’s assets in Synaptogenix realigns our assets to maximize shareholder value going forward. And I’m here today, both excited about the future of this company and looking forward to sharing more information with you, from our team on the past Board, with our lead compound, Bryostatin-1.

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Before we get into that, I’m very pleased to have Dr. Alan Tuchman as our new Chief Executive Officer. Dr. Tuchman has significant experience running clinical trials and bringing drugs to the approval process, which should serve us well as we move forward with our clinical development program. Dr. Tuchman received his MD degree from the University of Cincinnati, completed his neurology residency at the Mount Sinai School of Medicine, and also received his MBA from Columbia University.

More recently, he is a practicing neurologist in Manhattan, and has a faculty position as Clinical Professor of Neurology at the New York Medical College. Dr. Tuchman has also served as Chief Medical Officer of Neurotrope over the past 3 years.

I’d like now to turn the call over to Dr. Tuchman for a few words. Thank you.

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Thank you, Josh. I’m very excited to further guide newly named Synaptogenix, through our currently ongoing NIH-sponsored Phase 2 trial of bryostatin for moderately severe Alzheimer’s disease. This trial addresses many important aspects from our past pilot trials. And I’d like to take a few minutes to explain both why this is potentially groundbreaking, and what it may mean for the future.

In order to do so, let’s take a step backwards first. To date, the company has completed 2 Phase 2 short-term pilot studies, each of which provided valuable information and data as we paved a path forward for ourselves and others to follow on synaptogenesis and prevention of neuronal death as a treatment for Alzheimer’s.

Our first short-term Phase 2 clinical trial included 150 patients double-blinded, receiving 3 dosing protocols: 40 micrograms, 20 micrograms and placebo.

This trial was developed to mirror the registration trial previously used around the development of Namenda, the last approved drug for Alzheimer’s disease. As it turned out, allowing the trial patients to maintain their current standard of care, specifically Namenda, impacted the ability for bryostatin to benefit advanced Alzheimer’s disease patients. Namenda blocks the NMDA receptor through which bryostatin targets PKCε and BDNF, critical factors that we believe control synaptic activity dependent cognitive improvement. However, 16 of the patients taking our lower 20-microgram dose were not on Namenda. And importantly, 15 out of the 16 treated patients in this group had an increase in cognition, resulting in a statistically significant change in cognition versus the placebo.

As with other much larger Alzheimer’s companies, one of which recently reported data with a small n. We believe the consistent benefit within the bryostatin treatment group is more relevant than the size of the group, and this serves as well as a building block for our clinical development strategy.

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In our second-short term pilot study, we ran a confirmatory trial with 100 patients, 50 of whom were on a 20-microgram dose and not on Namenda, and 50 on placebo. Similar to the first pilot study, we found very important clinical information that helped shape our clinical strategy going forward. We showed statistically significant cognitive improvement with our pre-specified more moderate Alzheimer’s group versus baseline.

With the 2 short-term pilot studies completed, we had detailed discussions with the NIH about their helping to fund and sponsor our next trial, as we continued our clinical development plan. The NIH was encouraged by what we’ve learned in our short-term clinical studies that showed promising translation of the decades of groundbreaking preclinical research. Our scientific founder had conducted into synaptic restoration and prevention of neuronal death.

The NIH agreed to give us an initial grant of $2.7 million with the ability for us to request additional capital. They wanted a trial of longer duration, 6 months in moderate and moderately severe Alzheimer’s patients. Together, we plan the foundation of a real Phase 2b trial of longer duration, which is currently ongoing. We have focused the lower 20-microgram dose on a moderate Alzheimer’s stratum with patients not on Namenda. The design is encouraging with the important data points gleaned from our past short-term pilot studies, and the support received from the NIH as well as leading key opinion leaders in Alzheimer’s.

Today, we have dosed approximately 20 patients so far out of our target of 100. The trial will be 6 months and does have longer duration than the prior two. This longer period keeps us in line with industry standard trials, and should allow sufficient time for the inexorable deterioration of the placebo group, a situation that presented itself with a placebo population in the 2 previous much shorter pilot trials.

In our current trial, we are also monitoring for baseline imbalance in SIB, the Severe Impairment Battery, which is our primary endpoint to avoid complications and interpreting the data that occurred during our previous study where imbalance occurred when participants in the placebo arm had more moderate Alzheimer’s than the participants receiving the drug to ensure that the treatment versus placebo group is a true apples-to-apples comparison, and thereby to minimize any potential placebo effect we have structured our ongoing trial to avoid any significant imbalance between the treatment and non-treatment arms.

Additionally, we are in active discussions with several possible academic collaborators to assess the usefulness of bryostatin’s regenerative mechanism of action in several other neurodegenerative diseases, most prominently, Multiple Sclerosis as our initial target, but ultimately to include Parkinson’s disease, Fragile X syndrome and autism. I couldn’t be more excited to help build on Dr. Alkon’s pioneering work in memory storage synaptic regeneration, and prevention of neuronal death. His decades of work in this field have yielded significant clinical and preclinical data that I believe will create a value for the Synaptogenix shareholders.

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Joshua Silverman - Chairman of the Board of Directors

Thank you, Dr. Tuchman. For the background and explaining the focus of our current NIH sponsored Phase 2b trial, I know your vast experience running clinical trials was serve our development efforts well. Now, I’d like to introduce Dr. Daniel Alkon, our President and founding Chief Scientific Officer. Dr. Alkon is a graduate of the University of Pennsylvania and received his M.D. at Cornell University. He has served as Chief Scientific Officer of Neurotrope since 2016, and previously came to us with over 30 years directing programs on the molecular basis of associated memory at the National Neurological Institute of NIH, which was followed by an additional 15 years as the founding Scientific Director of the Blanchette Rockefeller Neurosciences Institute.

It is important to note, he received more than $200 million in funding support during his tenure at NIH and the Rockefeller Institute, which serves as a foundation for his cutting-edge work on memory and synaptic regeneration. As such, Dr. Alkon is recognized worldwide as a pioneer in research on brain-based neural networks, the molecular basis of memory and degenerative brain disorders. We’re excited to have him with us today to discuss in greater detail the science behind our efforts.

I’ll now turn the call over to you, Dr. Alkon.

Daniel Alkon - President & Chief Science Officer

Thank you for the introduction, Josh. I’d like to take a few minutes to discuss the brain, how it works? And why we think bryostatin may effectively change the course of degenerative brain diseases such as Alzheimer’s disease. The first synapses, the trillions of connections between the brain cells called neurons occur in the fifth month of fetal life. But the peak production of synapses does not occur until the newborn grows well into the first year of life. Therefore, the basic structure of the brain is laid down primarily during the prenatal period and/or early childhood. Although, some modest formation and refinement of the brain’s neural networks does continue over the long-term, this refinement occurs with experience over the ensuing years.

Over the past century, it has been generally agreed by brain scientists and clinicians then any changes which occur in the brains wiring after early childhood are very slow and very modern. This expectation of minimal brain wiring changes has been reinforced by the often-incomplete slow recovery of invasive brain lesions such as a stroke, tumor, and brain trauma, and also minimal recovery with neurodegeneration due to Alzheimer’s, Multiple Sclerosis or genetically programmed autistic spectrum disorder diseases such as Fragile X syndrome.

In contrast to this early childhood only constant of brain wiring information, the conventional wisdom until 2 decades ago, my teams and I have the NIH and then the Rockefeller Neurosciences Institute, were amazed by discovery that provided a whole new understanding of synaptic restoration.

In a normal animal model of spatial memory, we discovered that stimulation of the molecular pathways for synaptic growth with bryostatin treatment to greatly accelerate the formation of new synapses that is synaptogenesis and functional brain networks. This was an aha moment, when our electron microscopy measures demonstrated that many thousands of mature synapses and their connecting wiring were formed as animals learned a spatial maze.

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And then the animals’ learning and memory capacity increase with increased numbers of mature synapses. It had never been demonstrated before that’s synaptogenesis and new wiring could be accelerated with the therapeutic approach, a lead drug, bryostatin, activated a target called PKCε, and its downstream synaptic growth pathways that it control. These included brain derived neuro factor BDNF and nerve growth factor NGF that are universally accepted as critical for the formation of mature synapses.

At the NIH and the Rockefeller Neurosciences Institute, we were able with more than $200 million in funding support during my decades of work at both the NIH and the Rockefeller Institute to demonstrate this accelerated synaptogenesis with many disease models, including Alzheimer’s disease, Multiple Sclerosis, stroke, traumatic brain injury and autistic spectrum disorders, such as Fragile X syndrome. This startling new acceleration of brain re-wiring generated a new drug development and clinical testing program that resulted in the founding of Neurotrope Bioscience now called more appropriately Synaptogenix Incorporated.

Other leading medical school laboratories then independently confirmed this neuro-restorative approach with models of Multiple Sclerosis, Parkinson’s disease and autistic spectrum disorders. At Neurotrope Bioscience now Synaptogenix, we then pursued clinical testing that progressed through the classic steps to show safety, pharmacokinetics, dramatic compassionate use trial efficacy, and signals of meaningful efficacy in pilot clinical trials.

In pharmacokinetic studies, clinical benefit was shown to safely track the patient’s blood levels of bryostatin and PKCε. In pilot clinical trials, bryostatin was shown to cause improvement of severe impairment battery scores. These improvements in SIB scores persisted at least 1 month after the last drug dose was administered. I might add that the SIB endpoint has been the gold standard and the primary endpoint for every approved advanced AD drug on the market. I understand that some newer, substantially larger entrants into AD drug development or attempting to use alternative much less well understood endpoints. However, we plan to stick with clear historically accepted FDA guidance on this matter.

These results have positioned Synaptogenix as a potential leader and neuro-restorative drug develop. As Dr. Tuchman previously mentioned, we are now conducting a 6-month duration Alzheimer’s trial that is sponsored and partially funded by the NIH, and will incorporate important lessons from the shorter duration pilot trial. As an extension of this neuro-restorative strategy, we’re also exploring early clinical trials for other neurodegenerative indications, such as MS, Parkinson’s disease, and an FDA breakthrough indication Fragile X syndrome, with strategic partners including leading academic institutions.

Lastly, the progress with bryostatin regeneration of neural networks includes other mechanistic frameworks that prevent neuronal death, that’s anti-apoptosis. And at the same time, prevent amyloid plaques and neurofibrillary tangles. Based on this progress, it appears other companies are beginning to follow our lead for some of these multimodal efficacy demonstrated by bryostatin. In fact, some companies are now attempting to prevent both amyloid and tau tangles, the current but not conclusively proven beliefs as the root causes of AD.

In general, the search for innovative strategies to treat the increased numbers of patients with Alzheimer’s disease, Multiple Sclerosis and other neurodegenerative disorders is leading to the mechanistic framework that’s Synaptogenix has been emphasizing, as in addition to the amyloid tau-based trial that have thus far not produced an FDA approved treatment for neurodegeneration. Another company with nearly $1 billion market value is following our groundbreaking work and conducting a similar Phase 2 study in an attempt to activate the same PKCε pathways with different compounds.

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We are involved in by the efforts of our peer companies, several of which have much larger valuations that we do with substantially less historical data than we ever accumulated. This titanic shift away from the traditional way, people look at therapeutics in this space with a movement towards synaptogenesis and prevention of neuronal death further validates the path, we are on at this time, and the important historical work done by the company.

Joshua Silverman - Chairman of the Board of Directors

Thank you both, Dr. Tuchman and Dr. Alkon. This is an exciting time for Synaptogenix. And we look forward to sharing updates throughout 2021 as we move forward.

We are now going to answer some questions that have been previously submitted by investors. I will read the questions and direct them to either Dr. Alkon or Dr. Tuchman or answer them direct.

Question 1, what is different about this Phase 2b trial versus the 2 earlier pilot studies? And why are you confident moving in this direction? Dr. Tuchman, why don’t you take this one?

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Well, based on the lessons that we’ve learned from our earlier pilot trials, we’ve used those studies to validate our current bryostatin protocol. We’ve shown that bryostatin is entirely safe, and that we’ve generated significant persistent signals of cognitive benefit.

To that end, we have doubled the number of doses administered, eliminated the obstructive impact of the NMDA blocker Namenda. And we’ve extended the duration of the trial in attempt to avoid any material placebo effect.

Joshua Silverman - Chairman of the Board of Directors

Okay, here’s the second question. What is the best estimate of timing for the completion of your current Phase 2 trial and any other milestones? Dr. Tuchman, why don’t you take this?

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Well, we’ve been working very closely with our contract research organization, Worldwide Clinical Trials, to gauge a relatively accurate timetable for our results. And we, of course, will update the markets when we have better clarity for guidance. So far, very surprisingly, the projected trial enrollment has not been negatively impacted by the COVID pandemic. But, of course, we can’t guarantee that this pandemic won’t impact the trial as it has hundreds of other clinical development efforts.

We have a great team at WCT. We’ve worked with them previously in our past 2 pilot studies. And we are very familiar with many, if not most of the clinical sites, as many of them are the same we use in previous studies. We believe the near-term milestones to be additional non-dilutive funding from the NIH, or other strategic sources, as well as partnerships on other neurodegenerative indications.

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Joshua Silverman - Chairman of the Board of Directors

Thanks. Okay. Here’s another question. This trial was extended to 6 months, from 3 months previously. What gives you confidence that this change should make a difference in getting to statistical significance? Dr. Alkon, why don’t you take this question?

Daniel Alkon - President & Chief Science Officer

It is well known that many trials of other drugs in the past have shown placebo effects during the first 3 months. However, virtually all patients with advanced Alzheimer’s disease, in the absence of treatment, do not improve, but actually show declines in measures of cognition, over a long enough trial, such as 6 months.

We think that bryostatin has already caused improvement in cognition, not just the slowing of decline, as measured by the Severe Impairment Battery scores, now in both of our short-term pilot studies, in the absence of Namenda. All of our bryostatin data collected today, together with the decline of placebo data over 6 months, we believe support and expectation of statistically significant benefit of bryostatin versus placebo patients.

Joshua Silverman - Chairman of the Board of Directors

Okay. Here’s another question. What do you see as the value proposition of Synaptogenix for shareholders?

I guess I’ll take that one. So we’re trading substantially below cash right now with nearly $1.70 per share in cash and cash equivalents. I look at some comparable companies in Phase 2 trials with similar previous trials with smaller or similar ends, or – I see their valuations, and I see we have a significant opportunity for growth.

Our shareholders are also going to benefit from our strong IP position, as well as the over $200 million in funding support during the decades of clinical research that Dr. Alkon and his team got at the NIH and the Rockefeller Institute. So I think we feel really good about this arbitrage of where we are trading and where similarly situated companies in the market are valued.

Okay, here’s another question. “You mentioned other companies in the space with large valuations. There is a company called Athira, ticker ATHA, with nearly $1billion market cap also focused on regeneration of neuronal damage. What are the similarities and differences between the two of you?”

Dr. Alkon, I’ll let you take this one.

Daniel Alkon - President & Chief Science Officer

We’re really very pleased that there’s institutional investor interest and significant capital being allocated for the same synaptic restoration pathway, which was a complete afterthought not too long ago, when I had already compiled decades of pre-clinical data on the synaptic restorative pathway at the NIH and Rockefeller Neurosciences Institute.

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And Neurotrope, now Synaptogenix, had already reported significant and persistent bryostatin cognitive improvement for advanced Alzheimer patients. We do understand Athira, used an EEG endpoint for Alzheimer’s drug development called P300.

While we’re unaware that EEG endpoints have ever been used in a neuro drug approval process, they did have a positive Phase 1 trial of 7 treated patients versus 4 placebo patients, which we believe is consistent with our successful pilot Phase 2 trial, where 15 of 16 patients versus 22 placebo patients showed significantly increased cognition on their SIB score.

This is a standard endpoint for advanced Alzheimer’s disease therapeutics, as recognized by the FDA. So we’re very excited that Athira is pursuing a larger Phase 2 trial and we wish them the best. We’re all working towards similar goals, therapeutics for millions of people who need treatments for the underlying diseases and their progressive degeneration.

Joshua Silverman - Chairman of the Board of Directors

Okay. Here’s another question. Is there a possibility of other clinical trials for other indications? Dr. Tuchman, why don’t you take this one?

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Yes, of course, there’s a possibility. We’re in discussions right now with several prominent academic partners around other indications, especially multiple sclerosis, as we are exploring all of our other options. We hope to update investors in the very near future as to our progress toward those ends.

Joshua Silverman - Chairman of the Board of Directors

Okay. And the last question for today. Do you feel you have enough cash today? Dr. Tuchman, why don’t you take this one?

Alan Tuchman - Chief Executive Officer & Chief Medical Officer

Yes, we’re comfortable with the cash on hand today. We’re also in discussions with NIH regarding some additional grants. At this point in regard to our current ongoing Phase 2 study, we are benefiting from leveraging off of our 2 previous short-term pilot studies with the same CRO WCT, utilizing many of the same sites.

Joshua Silverman - Chairman of the Board of Directors

Okay. That concludes our call today. Dr. Tuchman, Dr. Alkon, thank you very much. And thank you all to participating. Bye.

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